Exhibit 99.1

AITi Global Announces CFO Transition

June 1, 2023

NEW YORK—(BUSINESS WIRE)—Jun. 1, 2023— AITi Global, Inc. (NASDAQ: ALTI) (“AITi” or the “Company”), a leading independent global wealth and asset manager, today announced that Christine Zhao will be stepping down as Chief Financial Officer, effective June 15. Reid Parmelee, AITi’s Global Controller, has been appointed interim CFO to ensure an orderly transition and continuation of leadership. Mr. Parmelee will continue in his current capacity as Global Controller. Ms. Zhao will remain with the Company in the coming weeks to support a seamless process. The Company has engaged a global executive search firm and commenced its search for a successor.

“We want to thank Christine for her leadership in positioning AITi for the long term,” said Michael Tiedemann, Chief Executive Officer of AITi Global. “Having successfully seen the company through a multi-jurisdictional transaction and a successful Nasdaq listing process, Christine has decided to move on to pursue other business interests. Her valuable contributions and hard work have strategically positioned AITi to execute our initiatives as a leading global, publicly listed wealth and alternative asset manager. We wish Christine the best in her future endeavors.”

Additional Details

Reid Parmelee has served as Global Controller for AITi since October 2021. He brings deep accounting and financial reporting experience in the financial services industry. Before joining AITi, Mr. Parmelee served as a Controller for Prospect Capital, a publicly-traded Business Development Company. He started his career at PwC as an auditor and then joined the Transaction Services practice, where he advised companies and private equity firms on capital markets transactions, valuations, and financial due diligence for M&A engagements. Mr. Parmelee holds a Bachelor of Arts from the University of Chicago.

About AITi

AITi is a leading independent global wealth and asset manager providing entrepreneurs, multi-generational families, institutions, and emerging next-generation leaders with fiduciary capabilities as well as alternative investment strategies and advisory services. AITi’s comprehensive offering is underscored by a commitment to impact or values-aligned investing and generating a net positive impact through its business activities. The firm currently manages or advises on approximately $67 billion in combined assets and has an expansive network with over 460 professionals across three continents. For more information, please visit us at www.Alti-global.com.

View source version on businesswire.com: https://www.businesswire.com/news/home/20230601005837/en/

Lily Arteaga

Head of Investor Relations

AITi Global, Inc.

investor@alti-global.com

Source: AITi Global, Inc.